Exhibit 10.6

JENSEN OBLIGATIONS ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment”) is dated December 29, 2007 from ALTAMA DELTA CORPORATION, a Delaware corporation (“Altama”), to PHOENIX FOOTWEAR GROUP, INC., a Delaware corporation (“Seller”).

WHEREAS, Seller and Tactical Holdings, Inc., a Delaware corporation (“Buyer”) have entered into a Stock Purchase Agreement dated as of December 29, 2007 (the “Stock Purchase Agreement”), in which Seller has agreed to sell all of the outstanding capital stock of Altama to Buyer on the terms and conditions set forth in the Stock Purchase Agreement;

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement;

WHEREAS, Altama has certain payment obligations to Aage Jensen (the “Jensen Obligations”), pursuant to an employment agreement between Altama and Aage Jensen dated December 29, 1987 (the “Jensen Agreement”);

WHEREAS, to induce Buyer to execute, deliver and perform its obligations under the Stock Purchase Agreement, Seller has agreed to become fully responsible for all of Altama’s liabilities and obligations under the Jensen Agreement, including without limitation the Jensen Obligations; and

WHEREAS, Altama and Seller desire to execute this Assignment to evidence the transfer and assignment by Altama, and the assumption by Seller, of the Jensen Agreement, including without limitation the Jensen Obligations contained therein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and in accordance with and subject to the terms of the Stock Purchase Agreement:

ALTAMA HEREBY ASSIGNS, TRANSFERS AND CONVEYS to Seller all of Altama’s rights and obligations with respect to the Jensen Agreement to the extent arising after the date hereof;

SELLER HEREBY ACCEPTS the foregoing assignment and assumes all of the liabilities and obligations of Altama under the Jensen Agreement, including without limitation the Jensen Obligations. Seller shall indemnify the Buyer Indemnitees and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnitees in respect of any Adverse Consequences any Buyer Indemnitee may shall suffer, sustain or become subject to, to the extent resulting from, in connection with, relating or incidental to or by virtue of the Jensen Agreement or the Jensen Obligations.

Nothing expressed or implied in this Assignment is intended, or shall be construed, to confer upon or give any person or entity other than the parties hereto, and their successors or permitted assigns, any right, remedy, obligation or liability under or by reason of this Assignment, or result in such person or entity being deemed a third party beneficiary of this Assignment.

Seller’s assumption of the Jensen Agreement as set forth in this Assignment shall not be construed to defeat, impair or limit in any way the rights, claims or remedies of Buyer or Seller under the terms and provisions of the Stock Purchase Agreement. In the event of a conflict between the terms and conditions set forth in this Assignment and the terms and conditions set forth in the Stock Purchase Agreement, or the interpretation and application thereof, the terms and conditions set forth in the Stock Purchase Agreement shall prevail, govern and control in all respects.

This Assignment may be executed in one or more counterparts for the convenience of the parties hereto, all of which together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Assignment has been executed as of the date and year first above written.

ALTAMA DELTA CORPORATION

By:	/s/ Scott Sporrer
Name:	Scott Sporrerr
Title:	Chief Financial Officer

PHOENIX FOOTWEAR GROUP, INC.

By:	/s/ James Riedman
Name:	James Riedman
Title:	Chairman